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                                                                       17(c)(11)

                                EARNOUT AGREEMENT

           EARNOUT AGREEMENT (this "Agreement") is dated as of June 9, 2000, between Saratoga Beverage Group, Inc., a Delaware corporation (the "Company"), and ROBIN PREVER (the "Stockholder").

           WHEREAS, the Company and the Stockholder are parties to the Stockholders Agreement, dated as of January 5, 2000 (as amended from time to time, the "Stockholders Agreement"; capitalized terms used herein without definition shall have the meanings set forth in the Stockholders Agreement), setting forth certain corporate governance provisions of the Company and certain rights and obligations that attach to the ownership of common stock, par value $0.01 per share (the "Common Stock") of the Company;

           WHEREAS, the Company and the Stockholder are also parties to the Registration Rights Agreement, dated as of January 5, 2000 (as amended from time to time, the "Registration Rights Agreement"), pursuant to which the Stockholder is entitled to certain registration rights;

           WHEREAS, the Company and the Stockholder are also parties to the Employment Agreement (the "Employment Agreement"), dated as of January 5, 2000 pursuant to which the Stockholder is employed by the Company as its Chief Executive Officer and President and the Non-Competition Agreement (the "Non-Competition Agreement"), dated as of January 5, 2000, the payment under which the parties agree will be payable in restricted shares of Common Stock according to the terms hereof; and

           WHEREAS, the Company and the Stockholder desire to set forth certain additional rights and obligations that shall attach to the ownership of certain of the Common Stock held by the Stockholder;

           NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           1. Restricted Shares. Immediately following the Closing under the Recapitalization Agreement, the Company will issue to the Stockholder 125,000 shares of Common Stock (the "Restricted Shares") in full satisfaction of the Company's obligations under the Non-Compete Agreement. At the closing hereunder, the Company shall deliver to the Stockholder a certificate or certificates representing the Restricted Shares which shall contain the legend referenced in
Section 2 hereof.

           2. Legend. The Stockholder acknowledges that the certificate or certificates representing the Restricted Shares will bear a legend as set forth in the Stockholders Agreement and that such legend will be modified to add reference to this Agreement.


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           3. Purchase Right. (a) Immediately prior to the occurrence of the first NCP Liquidity Event, the Company shall purchase from the Stockholder, and the Stockholder shall sell to the Company, the Callable Shares owned by the Stockholder at a per share price of $0.01. The Company shall not be required to purchase from the Stockholder, and the Stockholder shall not be required to sell to the Company, any Callable Shares owned by the Stockholder upon the occurrence of any subsequent NCP Liquidity Event.

           (b) The closing for the purchase and sale of the Callable Shares shall take place immediately prior to the closing of the NCP Liquidity Event, at such place and such time as shall be designated by the Company. At such closing, the Stockholder shall deliver to the Company, in exchange for the payment by the Company of the purchase price in respect of each Callable Share owned by the Stockholder, the certificate or certificates representing the Callable Shares.

           (c) "Callable Shares" means the 125,000 Restricted Shares.

           (d) An "NCP Liquidity Event" means any Change of Control, Exit Event or Public Offering that upon consummation thereof would result in the North Castle Partners II, L.P. (the "Fund") realizing an internal rate of return on the portion of its indirect equity investment (the "IRR") in the Company that is disposed of by the Fund or any partnership controlled by the Fund (a "Controlled Partnership") or, in the event of a share exchange pursuant to Section 6 (a "Share Exchange"), the portion of its indirect equity investment in the top tier holding company for investments by the Fund in the refrigerated juice industry ("Holdco") that does not equal or exceed 25% compounded annually. For purposes of the foregoing, the IRR shall be measured from the date of such Controlled Partnership's investment in such disposed-of portion of the equity in (i) the Company or, (ii) in the event of a Share Exchange, Holdco, which date shall be deemed to be the date on which such Controlled Partnership invested in any company that is a constituent part of Holdco, to the date such Controlled Partnership receives the proceeds of the NCP Liquidity Event. The IRR shall be calculated, with respect to shares of the Company or Holdco, as the case may be, by applying a first-in, first-out convention. For purposes of this calculation, in the event of a Share Exchange in which M. H. Zeiglers and Sons, Inc. ("Zeiglers") becomes Holdco, convertible subordinated debt of Zeiglers shall be deemed equity that was invested immediately after the Controlled Partnership acquired common stock of Zeiglers. The Fund's IRR shall be determined in good faith by the Fund at least 10 days in advance of such Change of Control, Exit Event or Public Offering, provided that if a majority of the Rollover Stockholders disagree with such determination, then the Fund's IRR shall be determined by an independent investment bank or valuation firm (the "Valuation Firm") selected by the Company and the Rollover Stockholders. If the Company and the Rollover Stockholders cannot agree on the Valuation Firm within five days of the date of determination of the Fund's IRR, then the Valuation Firm shall be chosen by the two valuation firms selected by the Company and the Rollover Stockholders. The fees and expenses of the Valuation Firm shall be borne



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equally by the Company and the Rollover Stockholders. The Company and the
Stockholder agree that the determination of the Valuation Firm shall be final and binding.

           4. Other Agreements. (a) The Stockholder and the Restricted Shares will be subject to the rights and obligations of the Stockholders Agreement and the Registration Rights Agreement, provided that in the event of a conflict between the provisions of such agreements and this Earnout Agreement, the terms of this Earnout Agreement shall control.

           (b) The Stockholder may not sell, transfer, pledge, encumber or otherwise dispose of any Covered Security except in accordance with the Stockholders Agreement and the Registration Rights Agreement and provided that the transferee of such Covered Security agrees in writing to be bound by this Earnout Agreement. Any sale, transfer, pledge, encumbrance or other disposition of any Covered Security other than as permitted by this Earnout Agreement shall be void ab initio and of no effect.

           5. Share Exchange. At the request of NCP-SBG, the Stockholder shall exchange her Covered Securities for shares of capital stock of an equivalent value of Holdco. Upon any such exchange, Holdco shall succeed to the rights and obligations of the Company hereunder and under the Stockholders Agreement, the Registration Rights Agreement and the Non-Competition Agreement. The Company will endeavor to effect any Share Exchange in a manner that is tax efficient for all of its stockholders.

           6. Board Composition. Notwithstanding anything to the contrary contained in the Stockholders Agreement, so long as there are 800,000 Callable Shares (such number to be adjusted for any share exchange or conversion, stock dividend or stock split) outstanding, then the Rollover Stockholders shall be entitled to nominate at least one director to the board of directors of the Company or its successor Holdco, as the case may be, and the applicable Controlled Partnership shall vote its shares of Common Stock to elect such nominee.

           7. Tax Withholding. Whenever any cash payment is to be made hereunder, the Company shall have the power to withhold, or require the Stockholder to remit to the Company, an amount sufficient to satisfy the statutory minimum amount of all Federal, state, and local withholding tax requirements relating to such transaction, and the Company may defer payment of cash until such requirements are satisfied.

           8. No Modification of Employment Agreement. Nothing in this Agreement shall interfere with or limit in any way the rights of the parties under the Employment Agreement.

           9. Effectiveness of Agreement; Termination. This Agreement will become effective upon the occurrence of the Closing under the Recapitalization Agreement.



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Once effective, this Agreement may be terminated by either the Stockholder or the Company by written notice to the other on the first occurring Change of Control, Exit Event or Public Offering, in each case, that does not give rise to an NCP Liquidity Event. Upon termination, this Agreement will be of no further force or effect.

           10. Miscellaneous. This Earnout Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent any such rules would require or permit the application of the laws of any other jurisdiction, except to the extent that the corporate law of the state of incorporation of the Company specifically and mandatorily applies. The terms of the Non-Compete Agreement will remain in full force and effect except as expressly modified hereby.

           IN WITNESS WHEREOF, the parties hereto have duly executed this Earnout Agreement as of the date first written above.

                                      SARATOGA BEVERAGE GROUP, INC.



                                      By: /s/ Robin Prever
                                         ---------------------------------------
                                            Name:  Robin Prever
                                            Title: CEO

By: /s/ Irene Fonzi                      /s/ Robin Prever
    --------------------                 ---------------------------------------
    Name:  Irene Fonzi                   ROBIN PREVER
    Title:  Secretary






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